NEWS RELEASE

Cliffs Natural Resources Raises Offer for Freewest
to CAD$1.00 Per Share

•	Company Also Acts to Ensure Freewest Shareholders Can Benefit From

Cliffs’ Offer Under Any Scenario

•	Enters Into Voting Agreements with Shareholders Representing 10.5% of Outstanding Freewest Shares

CLEVELAND – Dec. 10, 2009 – Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) announced today that it has further amended the terms of the definitive agreement disclosed on Nov. 23, 2009, to acquire Montreal-based Freewest Resources Canada Inc. (TSX-V: FWR) by way of a plan of arrangement. The further amendment involves an increase in the price to a fixed value of CAD$1.00 in Cliffs shares per Freewest share. Cliffs also indicated it has entered into voting agreements with shareholders of Freewest holding an aggregate of 24.7 million shares, or approximately 10.5% of the Freewest common shares outstanding. These shareholders have agreed to vote in favor of the plan of arrangement.

At CAD$1.00, the increased Cliffs offer represents a premium of 217% to Freewest’s unaffected share price on Oct. 2, 2009, and a premium of 28% to a competing “final” takeover bid from Noront Resources Ltd., which, as of the market close on Dec. 9, 2009, had an implied value of CAD$0.78 per share, assuming a value of CAD$0.11 for the fraction of a Noront warrant. Recently, Noront has implied the value of the fraction of its warrant is as much as CAD$0.28. As Cliffs previously outlined in a news release on Dec. 7, 2009, it believes Noront is grossly overstating the value of this warrant and urges Freewest shareholders to review Noront’s valuation method closely.

“We decided to raise our offer to make it as clear and simple as possible for Freewest shareholders to choose Cliffs over Noront,” said Joseph Carrabba, chairman, president and CEO of Cliffs. “Our offer provides superior value, certainty and liquidity for Freewest shareholders and is unanimously supported by the Freewest board of directors. We have also taken clear action today to give Freewest shareholders the assurance that they can receive the value of our offer without Noront being able to frustrate their wishes by acquiring a blocking stake in Freewest.”

New Assurance of Cliffs’ Offer
Specifically, should Noront become the registered owner of more than 12.5% of Freewest’s currently issued and outstanding shares, Cliffs commits to make a cash offer by way of a takeover bid with no minimum tender condition for all of the issued and outstanding common shares of Freewest for consideration of CAD$1.00 per share. Under a takeover bid, if adopted, Cliffs would pay cash for any and all Freewest shares tendered. If Noront does not reach this tender level, Cliffs would proceed with the previously announced plan of arrangement, but at the new CAD$1.00 per-share price.

“We are taking this action to provide Freewest shareholders the absolute certainty that they can reject Noront’s inferior takeover bid and still be able to receive CAD$1.00 per share in fixed and certain consideration from Cliffs,” said Carrabba.

Freewest’s board and management unanimously support the enhanced plan of arrangement and agree to unanimously support the potential conversion of Cliffs’ offer to a takeover bid, should it be necessary. Freewest’s board has unanimously recommended that its shareholders reject the Noront offer and not tender their shares. In making its recommendation, the board considered many factors, including the recommendation of a Special Committee comprised of Freewest’s independent directors and advice from CIBC World Markets Inc., Freewest’s financial advisor.

A Cliffs’ takeover bid, if adopted, would eliminate the need for a Freewest shareholder vote at a Special Meeting on Jan. 15, 2010. Under the plan of arrangement, Cliffs is not obligated to proceed with the transaction if Freewest does not obtain approval from shareholders owning 66.7% of Freewest’s shares. Cliffs currently owns approximately 12.4% of Freewest.

Under the plan of arrangement, the transaction is expected to close shortly following the Special Meeting, subject to a number of customary conditions including approval by Freewest shareholders and consent of the court.

Noront’s bid is scheduled to expire at 11:59 p.m. ET on Friday, Dec. 11, 2009. Freewest shareholders who have tendered to Noront’s offer and now wish to withdraw their shares may do so by calling Georgeson, Freewest’s information agent, at:

North American Toll-Free Number: 1-866-433-7579
Banks and Brokers Collect Number: 1-212-806-6859

To be added to Cliffs Natural Resources e-mail distribution list, please click on the link below:
http://www.cpg-llc.com/clearsite/clf/emailoptin.html

About Cliffs Natural Resources Inc.
Cliffs Natural Resources (NYSE: CLF) (Paris: CLF) is an international mining and natural resources company. We are the largest producer of iron ore pellets in North America, a major supplier of direct-shipping lump and fines iron ore out of Australia and a significant producer of metallurgical coal. With core values of environmental and capital stewardship, our colleagues across the globe endeavor to provide all stakeholders operating and financial transparency as embodied in the Global Reporting Initiative (GRI) framework. Our Company is organized through three geographic business units:

The North American business unit is comprised of six iron ore mines owned or managed in Michigan, Minnesota and Eastern Canada, and two coking coal mining complexes located in West Virginia and Alabama. The Asia Pacific business unit is comprised of two iron ore mining complexes in Western Australia and a 45% economic interest in a coking and thermal coal mine in Queensland, Australia. The South American business unit includes a 30% interest in the Amapá Project, an iron ore project in the state of Amapá in Brazil.

Over recent years, Cliffs has been executing a strategy designed to achieve scale in the mining industry and focused on serving the world’s largest and fastest growing steel markets.

News releases and other information on the Company are available on the Internet at:
http://www.cliffsnaturalresources.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although we believe that our forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including the inability to close the proposed transaction as a result of competing acquisition proposals, the inability to obtain necessary court approvals for the acquisition and the failure to receive the necessary affirmative vote of Freewest shareholders. Other factors that could impact actual results include the following: demand for ferrochrome by global integrated steel producers; the impact of consolidation and rationalization in the steel industry; availability of capital equipment and component parts; availability of rail and float capacity; availability and cost of capital; ability to maintain adequate liquidity and to access capital markets; events or circumstances that could impair or adversely impact the viability and carrying value of the Freewest assets; inability to achieve expected production levels; reductions in current resource estimates; impacts of increasing governmental regulation, including failure to receive or maintain required environmental permits; problems with productivity, third-party contractors, labor disputes, disputes with indigenous tribes in the area, weather conditions, fluctuations in ore grade and changes in other cost factors, including energy costs and transportation.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cliffs Natural Resources’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

News releases and other information on the Company are available on the Internet at:
http://www.cliffsnaturalresources.com or
www.cliffsnaturalresources.com/Investors/Pages/default.aspx?b=1041&1=1

INVESTOR AND FINANCIAL MEDIA CONTACTS:

Steve Baisden
Director, Investor Relations and Corporate Communications
(216) 694-5280
steve.baisden@cliffsnr.com

Christine Dresch
Manager – Corporate Communications
(216) 694-4052
christine.dresch@cliffsnr.com

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